Exhibit 3.5
FIRST AMENDMENT
TO THE LIMITED PARTNERSHIP AGREEMENT
OF
AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT (this “Amendment”) to the Limited Partnership Agreement of Americold Realty Operating Partnership, L.P. (the “Partnership”) is dated and effective as of February 26, 2019. Capitalized terms used but not defined herein shall have the meanings given such terms in the Partnership Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, the Partnership was formed on April 5, 2010 pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware;
WHEREAS, Americold Realty Trust, a Maryland real estate investment trust (the “General Partner”), and Americold Realty Operations, Inc., a Delaware corporation (the “Limited Partner”), entered into that certain Limited Partnership Agreement of the Partnership, dated as of November 30, 2010 (the “Partnership Agreement”);
WHEREAS, pursuant to Article 11, the General Partner may amend the Partnership Agreement without the consent of the Limited Partner in certain circumstances;
WHEREAS, the General Partner desires to amend Exhibit A to reflect the existing Percentage Interest of the General Partner and the Limited Partner in terms of the number of Partnership Units held by the General Partner and the Limited Partner; and
WHEREAS, such amendment would not require the consent of the Limited Partner pursuant to Article 11 of the Partnership Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the General Partner, intending legally to be bound, hereby agrees as follows:
1.Exhibit A to the Partnership Agreement shall be amended and restated in its entirety and superseded and replaced by Exhibit A attached hereto.
2.Full Force and Effect. Except as expressly amended hereby, the Partnership Agreement shall remain in full force and effect.
3.Validity. Each provision of this Amendment shall be considered separate and, if for any reason, any provision(s) which is not essential to the effectuation of the basic purposes of this Amendment is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Amendment which are otherwise valid. To the extent legally permissible, the General Partner shall substitute

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for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.
4.Applicable Law. This Amendment, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, excluding the conflict of laws provisions thereof.
5.Binding Agreement. This Amendment and all terms, provisions and conditions hereof shall be binding upon the Partners, and shall inure to the benefit of the Partners and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns.
6.Headings. All section headings in this Amendment are for convenience of reference only and are not intended to qualify the meaning of any section.
7.Entire Agreement. The Partnership Agreement, as amended by this Amendment, constitutes the entire agreement between the Partners pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the Partners pertaining to the subject matter hereof.

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IN WITNESS WHEREOF, the General Partner has caused this Amendment to be executed as of the date first above written.

GENERAL PARTNER:

AMERICOLD REALTY TRUST

By:    /s/ Marc Smernoff
Name:    Marc Smernoff

Title:	Chief Financial Officer and Executive Vice President

Signature Page to First Amendment to Limited Partnership Agreement of
Americold Realty Operating Partnership, L.P.

EXHIBIT A

PARTNERS, CAPITAL COMMITMENTS AND PARTNERSHIP UNITS
As of December 31, 2018

Name and Address of Partners	Partnership Units	Percentage Interest
General Partner Americold Realty Trust Contribution pursuant to Americold Contribution Agreement	146,752,609	99%
Limited Partner Americold Realty Operations, Inc.	1,482,350	1%
Period from November 30, 2010 to December 31, 2017

Name and Address of Partners	Partnership Units	Percentage Interest
General Partner Americold Realty Trust Contribution pursuant to Americold Contribution Agreement	68,676,903	99%
Limited Partner Americold Realty Operations, Inc.	693,706	1%

A - 1